EXHIBIT (e)

Co-registrant’s outstanding debt to the Commonwealth as of June 30, 2023, and its contingent liability as guarantor of the outstanding debt of other entities as of the end of the last five fiscal years

PUBLIC DEBT

The public sector indebtedness of Queensland comprises a number of distinct categories: Public Debt to the Commonwealth, Other State Debt to the Commonwealth, Queensland Treasury Corporation Guaranteed Debt and Other Guaranteed Debt and Contingent Liabilities.

During April 1995, the Commonwealth Government and Queensland Government entered into an agreement (the “1995 Financial Agreement”) whereby Queensland would pre-redeem its debt to the Commonwealth. This was carried out in July 1995.

State Debt to the Commonwealth

In addition to the funds lent to the States pursuant to the 1995 Financial Agreement, the Commonwealth Government also lends funds to the States in accordance with a variety of agreed Commonwealth/State programs. In general, these funds are on-lent to borrowers in accordance with the terms of the agreed program, with repayment being made to the State from the revenues of the ultimate borrowers. When on-lent by Queensland, the debt is generally secured by State claims on tangible assets of the ultimate borrower.

The following table outlines the outstanding advances made by the Commonwealth under this category of debt.

Other State Debt to the Commonwealth and Treasury

	2021-22	2022-23

	(A$ millions)
Advances – Commonwealth and State Housing	232	215
Advances – Other	31	20

Total	263	235

Guaranteed Debt On-lent by Queensland Treasury Corporation

Queensland Treasury Corporation’s (the “Corporation” or “QTC”) primary function to date has been to act as a central financing authority for on-lending funds raised by it to Queensland Government Bodies. The Treasurer of Queensland, on behalf of the State Government, guarantees QTC’s obligations under all debt securities issued by QTC. The Corporation’s guaranteed debt (market value), as at the end of each of the last five fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

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Guaranteed Debt On-lent by Queensland Treasury Corporation

Distribution of Debt	2019	2020	2021	2022	2023
	(A$ millions)
Bodies within the Public Accounts
Queensland Treasury	33,173	41,923	48,869	43,507	39,904
Other	210	258	247	225	221

Government Owned Corporations
CS Energy Ltd	654	658	635	873	1,117
CleanCo Queensland Limited	—	—	—	643	564
Energy Queensland Limited	18,912	19,799	19,999	17,920	18,599
Port Authorities & Facilities (various)	1,482	1,184	1,155	984	970
Powerlink	5,647	5,742	5,564	4,868	4,787
Queensland Hydro	—	—	—	—	54
Stanwell Corporation Limited	970	980	943	1,488	1,509

Local Governments
Brisbane City Council	2,184	2,314	2,381	2,402	2,407
Cairns Regional Council	123	171	179	171	144
Fraser Coast Regional Council	103	85	67	48	34
Gladstone Regional Council	141	131	108	85	76
Gold Coast City Council	702	698	704	659	560
Ipswich City Council	345	378	411	359	356
Logan City Council	211	271	258	283	302
Mackay Regional Council	177	161	139	70	54
Moreton Bay Regional Council	443	434	400	315	265
Redland City Council	42	45	46	44	46
Rockhampton Regional Council	128	148	151	147	115
Sunshine Coast Regional Council	354	592	680	416	369
Toowoomba Regional Council	180	201	207	175	191
Townsville City Council	448	440	440	418	408
Other	722	728	692	600	540

Statutory Bodies
Grammar schools	89	107	140	113	101
Seqwater	11,617	11,882	11,349	9,437	8,868
Unitywater	435	443	431	379	411
Universities	493	505	507	507	449
Water Boards	281	255	255	238	347
Other	336	676	646	688	633

Other Bodies
DBCT Holdings Pty Ltd	113	104	103	101	100
Queensland Rail Limited	3,901	4,149	4,094	3,821	4,212
Queensland Urban Utilities	2,215	2,551	2,540	2,383	2,510
Other	299	321	271	215	184

Total Funds On-lent	87,129	98,334	104,611	94,582	91,407

Undistributed borrowings	14,884	14,855	18,145	24,765	27,127

Total Guaranteed Debt	102,013	113,189	122,756	119,347	118,534

The Corporation raises funds in both the domestic and international capital markets with the market value of borrowings under management as at June 30, 2023 at A$118.534 billion, which includes A$1.148 billion of debt issued under overseas funding programs based on the prevailing rates of exchange at June 30, 2023.

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The Corporation hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

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Outstanding Domestic Australian Dollar Indebtedness

as at June 30, 2023

Coupon Rate	Maturity Date	Face Value	Market Value
(% per annum)		(AUD)	(AUD)
QTC Bonds
4.25%	21 July 2023	7,584,372,000	7,727,589,125
3.00%	22 March 2024	731,700,000	729,574,185
5.75%	22 July 2024	7,739,000,000	8,036,379,842
4.75%	21 July 2025	8,462,600,000	8,693,890,359
3.25%	21 July 2026	8,477,743,000	8,344,805,809
2.75%	20 August 2027	8,773,700,000	8,364,253,492
3.25%	21 July 2028	8,520,000,000	8,251,330,721
2.50%	6 March 2029	1,728,849,000	1,586,480,367
3.25%	21 August 2029	7,627,700,000	7,273,106,829
2.75%	20 August 2030	413,723,272	435,981,098
3.50%	21 August 2030	8,931,900,000	8,566,228,617
1.25%	10 March 2031	1,500,000,000	1,197,838,802
1.75%	21 August 2031	7,357,000,000	6,053,621,321
1.50%	2 March 2032	3,065,000,000	2,423,669,287
1.50%	20 August 2032	6,242,000,000	4,863,435,374
4.50%	9 March 2033	3,500,000,000	3,526,108,606
6.50%	14 March 2033	659,966,000	771,582,066
2.00%	22 August 2033	4,164,120,000	3,308,894,509
1.75%	20 July 2034	6,078,000,000	4,577,998,559
4.50%	22 August 2035	1,950,000,000	1,932,988,780
2.25%	16 April 2040	1,482,265,000	1,005,672,335
2.25%	20 November 2041	2,190,855,000	1,436,596,483
4.20%	20 February 2047	1,024,000,000	906,251,999
2.25%	28 October 2050	411,000,000	236,901,891

Treasury Notes
Various	July 2023	160,000,000	159,896,807
Various	August 2023	1,010,000,000	1,004,732,137
Various	September 2023	750,000,000	743,628,865
Various	October 2023	2,265,000,000	2,235,446,928
Various	November 2023	715,000,000	703,198,344

Floating Rate Notes
4.37%	25 November 2024	2,300,000,000	2,315,140,418
4.14%	3 March 2026	3,000,000,000	3,006,829,624
4.24%	15 April 2027	3,500,000,000	3,534,349,448
4.16%	25 February 2028	3,000,000,000	3,010,848,391

Other loans
Various	2023	39,095,000	38,850,560
Various	2024	47,925,000	45,745,315
Various	2025	228,140,500	210,809,302
Various	2026	106,013,211	102,097,114
Various	2027	23,250,000	23,074,013

Total		125,759,916,983	117,385,827,722

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Outstanding Offshore Indebtedness

Euro Medium-Term Notes

as at June 30, 2023

Year of Issue	Coupon Rate	Maturity Date	Currency	Face Value	Market Value
				(AUD)	(AUD)
2011	1.730%	September 2039	CHF	184,554,168	185,998,845
2014	2.650%	April 2039	JPY	156,500,840	196,117,145
2016	1.640%	November 2046	EUR	657,170,859	509,838,734
2020	0.69%	June 2050	EUR	90,135,654	47,472,067

Total				1,088,361,521	939,426,791

Commercial Paper

as at June 30, 2023

Year of Issue	Yield	Maturity	Currency	Face Value	Market Value
				(AUD)	(AUD)
2023	4.94%	Sep-23	USD	75,449,527	74,539,418
2023	5.02%	Oct-23	USD	135,809,148	134,046,491

Total				211,258,675	208,585,909

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